                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported):

                                 August 5, 1996


                              LAFARGE CORPORATION

             (Exact name of Registrant as specified in its charter)



 Maryland                       0-11936                 58-1290226
(State or other                 (Commission             (IRS Employer
jurisdiction of                 File Number)            Identification No.)
incorporation)




         11130 Sunrise Valley Drive, Suite 300, Reston, Virginia  20191
                    (Address of principal executive offices)




              Registrant's telephone number, including area code:

                                 (703) 264-3600

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Item 5. Other Events.

See two attached press releases.
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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                                LAFARGE CORPORATION



                                                By: /s/ Larry Waisanen
                                                    -------------------------

                                                Title:  Senior Vice President
Date:    August 6, 1996

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FOR IMMEDIATE RELEASE                           CONTACT:   INVESTORS:
August 6, 1996                                             Larry Waisanen
                                                           (703) 264-3670

                                                        MEDIA:
                                                           Ted Pile
                                                           (703) 264-3632

                   LAFARGE CORP. TO ENTER WALLBOARD BUSINESS
                     BY ACQUIRING TWO MANUFACTURING PLANTS

RESTON, VA -- Lafarge Corporation (NYSE, TSE & ME: LAF), one of the leading construction materials companies in North America, said that it has reached an agreement to acquire Georgia-Pacific Corp.'s gypsum wallboard manufacturing plants in Buchanan, New York and Wilmington, Delaware. The acquisition of the two facilities, which combined had gross sales of $75 million last year, is scheduled for completion in early September.

Georgia-Pacific was required by the U.S. Department of Justice to divest the Buchanan and Wilmington plants after acquiring Domtar's North American wallboard business in April.

Lafarge Corp. is part of the Lafarge Group, a world leader in building materials and Europe's third-largest producer of wallboard and other gypsum products. The Lafarge Group, headquartered in Paris, operates 40 gypsum product and wallboard production sites around the world.

"This is an excellent opportunity for us to begin developing a new business line that can have synergies with our existing construction materials businesses in North America, and where we can capitalize on the marketing and technical innovation in the Lafarge Group's gypsum division," said Michel Rose, president and CEO of Lafarge Corp.

Rose noted that the two plants Lafarge is acquiring are geographically well positioned in areas where commercial construction is recovering and where repair and remodeling are large and important segments of the market. The Buchanan plant is just outside the New York City metropolitan area, one of the largest wallboard markets in the world. The Wilmington plant serves a broad market area including eastern Pennsylvania, New Jersey, Delaware, Maryland, the District of Columbia, Virginia and North Carolina.
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                                    --more--

Lafarge Corp.'s strategy, Rose said, "is to build strong regional positions in core markets with sound fundamentals and good earnings potential--consistent with our strategy in cement and other business lines. Lafarge is quite capable of becoming a strong multi-regional player in gypsum wallboard over time. This acquisition is the first step."

Lafarge Corp. is one of North America's largest producers of cement, concrete, aggregates and other construction products for residential, commercial, institutional and public works construction. The company operates 14 cement plants and approximately 400 construction materials operations in the U.S. and Canada, with 1995 revenues of $1.5 billion. The company is part of the Lafarge Group, which has operations in more than 40 countries and reported 1995 sales of approximately $6 billion.

                                     --30--
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FOR IMMEDIATE RELEASE                           CONTACT: Ted Pile
August 5, 1996                                    (703) 264-3632


                   LAFARGE CORPORATION BOARD APPOINTS NEW CEO


RESTON, VA -- At its recent quarterly meeting, the Board of Directors of Lafarge Corporation, one of the leading construction materials companies in North America, appointed a new president and CEO, John M. Piecuch, effective Oct.1. Michel Rose, Lafarge Corp.'s current president and CEO and group senior executive vice president of Lafarge S.A., will return to France to take a new assignment. Lafarge S.A. is the parent company of Lafarge Corp.

"The appointment of John as Michel's successor is a natural transition of leadership. For both men, the changes represent well-earned advancements in their careers. Both have had illustrious careers with the Lafarge Group in various capacities. We believe the company will benefit from their extraordinary talents in each of their respective new assignments," said Bertrand P. Collomb, Chairman of Lafarge Corp. and Chairman and CEO of Lafarge S.A.

Piecuch, 48, joined Lafarge Corp. in 1987 and has held a variety of executive positions including president of the cement group, president of the construction materials group and senior executive vice president of Lafarge Corp. Piecuch is currently group executive vice president of Lafarge S.A. in Paris for cement strategy.

Rose, 53, has been president and CEO of Lafarge Corp. since Sept.1992 and prior to that held a number of senior positions in the Lafarge Group.

Lafarge Corporation is one of North America's largest producers of cement, concrete, aggregates and other construction products for residential, commercial, institutional and public works construction. The company operates 14 cement plants and approximately 400 construction materials operations in the U.S. and Canada, with 1995 revenues of $1.5 billion. The company is part of the Lafarge Group, a world leader in building materials with operations in more than 40 countries.

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